EXHIBIT 99.1

America's Car-Mart Reports 4th Quarter Diluted EPS Increase of 26% to $.78 Per Share, Top Line Growth of 16.4%, Now Operating 107 Dealerships; 1.5% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., May 26, 2011 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its fourth fiscal quarter and the fiscal year ended April 30, 2011. The Company repurchased 157,100 shares of its common stock during the quarter, representing approximately 1.5% of the outstanding shares. Additionally, the Company announces the opening of its 107th dealership.

Highlights of fourth quarter operating results:

  Net income of $.78 per diluted share vs. $.62 per diluted share for prior year quarter
  Revenue increase of 16.4% to $103.4 million from $88.8 million with same store revenue growth of 9.5%
  Retail unit sales increase of 12.4% to 9,246 from 8,225 for the prior year quarter
  Provision for credit losses of 19.1% of sales vs. 19.3% for prior year period
  Principal collected as a percentage of average Finance Receivables of 19.6% vs. 18.4% for the prior year quarter
  Strong cash flows supporting the significant increase in revenues, $1.1 million in capital expenditures, $3.0 million in income tax payments and $3.8 million in common stock re-purchases with a $7.4 million decrease in total debt
  Active customer base now over 50,000
  Debt to equity of 25.4% and debt to finance receivables of 16.8%
  Allowance for credit losses remains unchanged at 22% of Finance Receivables

Highlights of twelve month operating results:

  Net income of $2.54 per diluted share (including a $.03 per diluted share charge for early pay off of debt) vs. $2.27 per diluted share for prior year
  Active customer base increased 7% to over 50,000 during fiscal year 2011
  Revenue increase of 11.9% with same store revenue growth of 7.3%
  Retail unit sales increase of 6.9%
  Provision for credit losses of 20.8% of sales vs. 20.2% for prior year
  Principal collected as a percentage of average Finance Receivables of 68.5% vs. 67.3% for the prior year
  Strong cash flows with Finance Receivables growth of $21.4 million, capital expenditures of $4.8 million, $20.3 million in common stock re-purchases with only an $8.8 million increase in debt

"We are very pleased with our results for the quarter and for the full fiscal year. Our hard work and dedication to helping our customers succeed is really showing up in our results. It is exciting to be adding customers and expanding to great new markets," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "As expected, sales volumes were outstanding for the fourth quarter as we sold over 9,200 vehicles. The inventory quantity and selection at our dealerships is outstanding and we have only seen a 3.3% increase in our average retail sales price when compared to last year's fourth quarter. We are not seeing the severe shortages of used cars that other segments are experiencing. This is a further indication of the great work being done by our purchasing agents to find good cars at good prices so that we can keep our deals affordable for our customers. Also, we are happy to report that credit losses were down both sequentially and when compared to last year's fourth quarter, as we improved our lot level execution within the collections area of the business. Our commitment to helping our customers succeed has always been a cornerstone of our success and this will not change as we move forward. The benefits of working with our customers are showing up in recent credit trends."

"We fully expect our new stores to continue to perform well and to provide a solid foundation for future top line growth. We added 9 new locations in fiscal 2011 and we plan to open approximately 10 more in fiscal 2012. Beyond that, our plans are to open new dealerships at an approximate 10% annual rate. Just this week we opened our newest dealership in Bartlesville, Oklahoma, our 107th location," added Mr. Henderson. "Bartlesville represents our 21st location in Oklahoma, a state where we have been helping customers succeed since 1992."

"We are pleased with our financial results but we will continue to push for improvements into the future. Credit losses were down to 19.1% of sales for the quarter, a level not seen since 2003. Much of the improvement can be attributed to outstanding collection results for the quarter. We collected 19.6% of average Finance Receivables for the quarter compared to 18.4% for the prior year quarter. The success of our collections efforts during this critical tax refund time was key to the lower credit loss percentage, and we are already focused on continuing to push for improvements in future tax refund periods. Increased collections during this time of year help our customers succeed by helping to lower our credit losses. Also, as expected, we did see nice leveraging at the S, G & A line for both the quarter and the full fiscal year related to volume based productivity improvements," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Our balance sheet remains very healthy and our excess availability under our revolving credit facilities was $43 million at the end of the quarter. Our continuing focus on cash flows allowed us to fund Finance Receivables growth of $21.4 million, capital expenditures of $4.8 million, $20.3 million in common stock re-purchases all with only an $8.8 million increase in total debt for fiscal 2011."

"The company repurchased 157,100 shares, or 1.5%, of its common stock during the fourth quarter and 1,280,746 shares, or approximately 12%, since February 2010," added Mr. Williams. "We believe in the long-term value of our company and we will continue to invest in the repurchase program. Our debt to equity ratio of 25.4% and our debt to finance receivables ratio of 16.8% continue to be strong. The ratios are even more impressive when considering the fact that we have repurchased over $31 million of common stock and added approximately $21 million in finance receivables since February 1, 2010. On May 26, 2011, the Company's Board of Directors once again reauthorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on August 18, 2010."

Conference Call

Management will be holding a conference call on Friday, May 27, 2011 at 11:00 a.m. Eastern time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #68471570.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 107 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively, including collecting payments around income tax refund time from its customers;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Three Months Ended		2011	Three Months Ended
	April 30,		vs.	April 30,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	9,246	8,225	12.4%
Average number of stores in operation	105	96	9.4
Average retail units sold per store per month	29.4	28.6	2.8
Average retail sales price	$ 9,520	$ 9,220	3.3
Same store revenue growth	9.5%	11.8%
Net charge-offs as a percent of average Finance Receivables	6.4%	6.0%
Collections as a percent of average Finance Receivables	19.6%	18.4%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	83.8%	84.5%
Average down-payment percentage	9.7%	9.2%

Period End Data:
Stores open	106	97	9.3%
Accounts over 30 days past due	2.9%	2.7%
Finance Receivables, gross	$ 282,478	$ 261,051	8.2%

Operating Statement:
Revenues:
Sales	$ 93,871	$ 80,746	16.3%	100.0%	100.0%
Interest income	9,516	8,062	18.0%	10.1	10.0
Total	103,387	88,808	16.4%	110.1	110.0

Costs and expenses:
Cost of sales	54,129	45,265	19.6%	57.7	56.1
Selling, general and administrative	16,858	15,489	8.8%	18.0	19.2
Provision for credit losses	17,970	15,613	15.1%	19.1	19.3
Interest expense	511	635	(19.5)%	0.5	0.8
Interest expense (income)- change in fair value of Interest Rate Swap	(105)	26	--	(0.1)	0.0
Depreciation and amortization	523	451	16.0%	0.6	0.6
Loss on Disposal of Property and Equipment	--	262	--	--	0.3
Total	89,886	77,741	15.6%	95.8	96.3

Income before taxes	13,501	11,067		14.4	13.7

Provision for income taxes	5,128	3,847		5.5	4.8

Net income	$ 8,373	$ 7,220		8.9	8.9

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 8,363	$ 7,210

Earnings per share:
Basic	$ 0.79	$ 0.63
Diluted	$ 0.78	$ 0.62

Weighted average number of shares outstanding:
Basic	10,561,615	11,527,464
Diluted	10,790,120	11,711,135

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Twelve Months Ended		2011	Twelve Months Ended
	April 30,		vs.	April 30,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	34,424	32,196	6.9%
Average number of stores in operation	101	95	6.3
Average retail units sold per store per month	28.4	28.2	0.6
Average retail sales price	$ 9,361	$ 9,137	2.5
Same store revenue growth	7.3%	11.2%
Net charge-offs as a percent of average Finance Receivables	24.1%	22.2%
Collections as a percent of average Finance Receivables	68.5%	67.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.2%	83.5%
Average down-payment percentage	7.2%	6.9%

Period End Data:
Stores open	106	97	9.3%
Accounts over 30 days past due	2.9%	2.7%
Finance Receivables, gross	$ 282,478	$ 261,051	8.2%

Operating Statement:
Revenues:
Sales	$ 341,859	$ 308,756	10.7%	100.0%	100.0%
Interest income	37,392	30,174	23.9%	10.9	9.8
Total	379,251	338,930	11.9%	110.9	109.8

Costs and expenses:
Cost of sales	195,985	173,106	13.2%	57.3	56.1
Selling, general and administrative	62,141	57,207	8.6%	18.2	18.5
Provision for credit losses	70,964	62,277	13.9%	20.8	20.2
Interest expense	2,697	2,474	9.0%	0.8	0.8
Interest expense- early pay-off of term loan	507	--	--	0.1	--
Interest expense (income)- change in fair value of Interest Rate Swap	(72)	(155)	(53.5)	(0.0)	(0.1)
Depreciation and amortization	1,928	1,694	13.8%	0.6	0.5
Loss on Disposal of Property and Equipment	55	375	(85.3)	0.0	0.1
Total	334,205	296,978	12.5%	97.8	96.2

Income before taxes	45,046	41,952		13.2	13.6

Provision for income taxes	16,831	15,113		4.9	4.9

Net income	$ 28,215	$ 26,839		8.3	8.7

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 28,175	$ 26,799

Earnings per share:
Basic	$ 2.59	$ 2.29
Diluted	$ 2.54	$ 2.27

Weighted average number of shares outstanding:
Basic	10,861,403	11,681,880
Diluted	11,088,243	11,815,629

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	April 30,	April 30,
	2011	2010

Cash and cash equivalents	$ 223	$ 268
Finance receivables, net	$ 222,305	$ 205,423
Total assets	$ 276,409	$ 251,272
Total debt	$ 47,539	$ 38,766
Treasury Stock	$ 37,875	$ 17,528
Stockholders' equity	$ 187,011	$ 176,190
Shares outstanding	10,496,628	11,337,681

Finance receivables:
Principal balance	$ 282,478	$ 261,051
Deferred Revenue - Payment Protection Plan	$ (8,963)	$ (8,229)
Allowance for credit losses	(60,173)	(55,628)

Finance receivables, net of allowance and deferred revenue	$ 213,342	$ 197,194

Allowance as % of principal balance	22.00%	22.00%

Changes in allowance for credit losses:
	Twelve Months
	Ended April 30,
	2011	2010
Balance at beginning of period	$ 55,628	$ 49,310
Provision for credit losses	70,964	62,277
Charge-offs, net of collateral recovered	(66,419)	(55,889)
Allowance related to purchased/sold accounts	--	(70)
	--
Balance at end of period	$ 60,173	$ 55,628
CONTACT:  William H. ("Hank") Henderson, CEO
          (479) 464-9944
          Jeffrey A. Williams, CFO
          (479) 418-8021
          T. J. ("Skip") Falgout, III, Chairman
          (972) 717-3423